Exhibit 10.1

RAE SYSTEMS INC.

MANAGEMENT INCENTIVE PLAN

i

3.5	Determination of Actual Awards	4
3.6	“Right to Receive Payment”	5
3.7	“Timing of Payment”	5
3.8	“Form of Payment”	5

SECTION 4	ADMINISTRATION	5

4.1	Committee is the Administrator	5
4.2	Committee Authority	5
4.3	Decisions Binding.	6
4.4	Delegation by the Committee.	6

SECTION 5	GENERAL PROVISIONS	6

5.1	Tax Withholding	6
5.2	No Effect on Employment or Service	6
5.3	Participation	6
5.4	Indemnification	6
5.5	Successors	7
5.6	Beneficiary Designations	7
5.7	Nontransferability of Awards	7

SECTION 6	AMENDMENT, TERMINATION AND DURATION	7

6.1	Amendment, Suspension or Termination	7
6.2	Duration of the Plan	7

SECTION 7	LEGAL CONSTRUCTION	7

7.1	Gender and Number	7
7.2	Severability	8
7.3	Requirements of Law	8
7.4	Governing Law	8
7.5	Captions	8

ii

RAE SYSTEMS INC.

MANAGEMENT INCENTIVE PLAN

Effective as of March 28, 2006

SECTION 1

BACKGROUND, PURPOSE AND DURATION

1.1 Effective Date. The Plan is effective as of March 28, 2006.

1.2 Purpose of the Plan. The Plan is intended to increase shareholder value and the success of the Company by motivating Participants (1) to perform to the best of their abilities, and (2) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing Participants with incentive awards based on the achievement of goals relating to the performance of the Company and its business units. The Plan is intended to permit the grant of awards that qualify as performance-based compensation under section 162(m) of the Code.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce or eliminate the award otherwise determined by the Payout Formula.

2.2 “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

2.3 “Base Salary” means as to any Performance Period, the Participant’s annualized salary rate as in effect on the last day of the Performance Period. Base Salary shall be prorated for a Performance Period of less than a full Fiscal Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6 “Committee” means the committee appointed by the Board (pursuant to Section 4.1) to administer the Plan.

2.7 “Company” means RAE Systems Inc., a Delaware corporation, or any successor thereto.

2.8 “Determination Date” means, with respect to the establishment of the Performance Goals under a Target Award for a Participant, except as otherwise provided by Section 162(m) of the Code, the earlier of (a) the date ninety (90) days after the commencement of the Performance Period applicable to the Target Award or (b) the date on which 25% of the Performance Period applicable to the Target Award has elapsed, and, in any event, at a time when the outcome of the Performance Goals remains substantially uncertain.

2.9 “EBIT” means as to any Performance Period, the Company’s income before reductions for interest, taxes and Minority Interest determined in accordance with generally accepted accounting principles.

2.10 “EBITA” means as to any Performance Period, the Company’s income before reductions for interest, taxes, Minority Interest and acquisition-related intangible amortization, determined in accordance with generally accepted accounting principles.

2.11 “EBITDA” means as to any Performance Period, the Company’s income before reductions for interest, taxes, Minority Interest, depreciation and amortization, determined in accordance with generally accepted accounting principles.

2.12 “Earnings Per Share” means as to any Performance Period, the Company’s diluted earnings per share, determined in accordance with generally accepted accounting principles.

2.13 “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.14 “Fiscal Year” means any fiscal year of the Company.

2.15 “Maximum Award” means as to any Actual Award to any Participant for any Performance Period, the lesser of two hundred percent (200%) of Base Salary or $2 million (prorated for a Performance Period of less than a full Fiscal Year).

2.16 “Minority Interest” means the earnings or losses allocable to a minority interest in a consolidated subsidiary, determined in accordance with generally accepted accounting principles.

2.17 “Net Income” means as to any Performance Period, the Company’s income after taxes, determined in accordance with generally accepted accounting principles.

2.18 “Operating Profit” means as to any Performance Period, the Company’s income that remains after deducting product cost and operating expenses from net sales.

2.19 “Participant” means as to any Performance Period, an Employee who has been selected by the Committee for participation in the Plan for that Performance Period.

2.20 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.21 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Target Award for a Performance Period. As determined by the Committee, the Performance Goals for any Target Award applicable to a Participant may provide for a targeted level or levels of achievement using one or more of the following measures: (a) EBIT, (b) EBITA, (c) EBITDA, (d) Earnings Per Share, (e) Net Income, (f) Operating Profit, (g) Return on Net Assets, (h) Return on Equity, (i) Return on Sales, (j) Revenue, and (k) Shareholder Return. The Performance Goals may differ from Participant to Participant and from award to award.

2.22 “Performance Period” means any fiscal period not to exceed three consecutive Fiscal Years, as determined by the Committee in its sole discretion.

2.23 “Plan” means the RAE Systems Inc. Management Incentive Plan, as set forth in this instrument and as hereafter amended from time to time.

2.24 “Return on Net Assets” means as to any Performance Period, the percentage equal to the Company’s EBIT before incentive compensation, divided by the Company’s or business unit’s average net assets, determined in accordance with generally accepted accounting principles.

2.25 “Return on Equity” means as to any Performance Period, the percentage equal to the Company’s Net Income divided by average stockholder’s equity, determined in accordance with generally accepted accounting principles.

2.26 “Return on Sales” means as to any Performance Period, the percentage equal to the Company’s EBIT (after incentive compensation), divided by the Company’s or the business unit’s, as applicable, Revenue, determined in accordance with generally accepted accounting principles.

2.27 “Revenue” means as to any Performance Period, the Company’s net sales, determined in accordance with generally accepted accounting principles.

2.28 “Shareholder Return” means as to any Performance Period, the total return (change in share price plus reinvestment of any dividends) of a Share.

2.29 “Shares” means shares of the Company’s common stock, $0.001 par value.

2.30 “Target Award” means the target award payable under the Plan to a Participant for the applicable Performance Period, expressed as a percentage of his or her Base Salary for the Performance Period, as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. The Committee, in its sole discretion, shall select, on or before the Determination Date of a Performance Period, the Employees who shall be Participants for such Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2 Determination of Performance Goals. The Committee, in its sole discretion, shall establish, on or before the Determination Date of a Performance Period, the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. The Committee, in its sole discretion, shall establish, on or before the Determination Date of a Performance Period, a Target Award for each Participant for the Performance Period. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date of a Performance Period, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant for such Performance Period. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no Participant’s Actual Award under the Plan may exceed his or her Maximum Award for the Performance Period.

3.5 Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing its determination of the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. In making such determination, the Committee may, in its discretion, exclude the effect (whether positive or negative) of any material change in applicable accounting principles occurring following the establishment of a Performance Goal or of any material structural change in the business of the Company occurring following the establishment of a Performance Goal, whether by (a) merger, consolidation, reorganization or recapitalization of the Company or any Affiliate, (b) acquisition, divestiture, split-up, split-off or spin-off of an Affiliate or other business unit of the Company or of an Affiliate, or (c) any other material structural change that would, absent an appropriate adjustment to the applicable Performance Goal, result in an inconsistent basis for the determination of the extent of achievement of the Performance Goal. Each such adjustment, if any, shall be made solely for the purpose of providing a consistent basis from period to period for the determination of the extent of Performance Goal achievement in order to prevent the dilution or enlargement of the Participant’s rights. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, and (b) determine what Actual Award, if any, will be paid in the event of a termination of employment prior to the end of the Performance Period. However, in no event will the exercise of such negative discretion to eliminate or reduce the Actual Award payable to one Participant result in an increase in the Actual Award payable to any other Participant.

3.6 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

3.7 Timing of Payment. Payment of each Actual Award shall be made on or before the fifteenth (15th) day of the third month following the end of the Performance Period during which the Actual Award was earned, provided that prior to such date with respect to a Performance Period ending with a Fiscal Year end the report of the independent public accountants on its audit of the Company’s financial statements has been received by the Company or with respect to a Performance Period not ending with a Fiscal Year end the report of the independent public accountants on its review of the Company’s interim financial statements has been received by the Company.

3.8 Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

SECTION 4

ADMINISTRATION

4.1 Committee is the Administrator. The Plan shall be administered by the Compensation Committee of the Board of Directors.

4.2 Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

4.3 Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

4.4 Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only with respect to awards that are not intended to qualify as performance-based compensation under section 162(m) of the Code.

SECTION 5

GENERAL PROVISIONS

5.1 Tax Withholding. The Company shall withhold all applicable taxes from any Actual Award, including any federal, state and local taxes (including the Participant’s FICA obligation).

5.2 No Effect on Employment or Service. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

5.3 Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

5.4 Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

5.5 Successors. All obligations of the Company under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company.

5.6 Beneficiary Designations. If permitted by the Committee, a Participant under the Plan may name a beneficiary or beneficiaries to whom any vested but unpaid award shall be paid in the event of the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such designation, any vested benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

5.7 Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 5.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

SECTION 6

AMENDMENT, TERMINATION AND DURATION

6.1 Amendment, Suspension or Termination. The Board, in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. The amendment, suspension or termination of the Plan shall not, without the consent of the Participant, alter or impair any rights or obligations under any Target Award theretofore granted to such Participant; provided, however, that the Board, in its sole discretion and without the consent of any Participant, may amend the Plan, to take effect retroactively or otherwise, as it deems necessary or advisablefor the purpose of conforming the Plan to any present or future law, regulation or rule applicable to the Plan, including, but not limited to, Section 409A of the Code. No award may be granted during any period of suspension or after termination of the Plan.

6.2 Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 6.1 (regarding the Board’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 7

LEGAL CONSTRUCTION

7.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

7.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

7.3 Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

7.4 Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions.

7.5 Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

EXECUTION

IN WITNESS WHEREOF, RAE Systems Inc., has executed the Plan so as to be effective as of the date indicated below.

RAE SYSTEMS INC.

Dated: March 28, 2006	By:	/s/ Gregory J. Vervais
	Name:	Gregory J. Vervais
	Title:	Vice President, Corporate Human Resources